Exhibit 10.1

ASSET PURCHASE AGREEMENT

SELLER: GAMWELL TECHNOLOGIES INC.

OWNER:  TIMOTHY GAMWELL AND CECILIA GAMWELL

BUYER:  NDIVISION INC.

DATE: FEBRUARY 23, 2018

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Purchase Agreement") is made and entered into effective February 23, 2018 (the "Effective Date"), by and among nDivision Inc., a Texas corporation ("Buyer"), Gamwell Technologies Inc., a Texas corporation ("Seller"), and Mr. Timothy Gamwell and Ms. Cecilia Gamwell, individuals residing in the state of Texas, (collectively "Owner"), on the following terms:

WHEREAS, Owner owns directly and indirectly at least 100% of the ownership interests in Seller;

WHEREAS, Seller is an information technology provider;

WHEREAS, part of Seller's business is providing Managed Services to the Customers (as defined below) pursuant to the Purchased Contracts (as defined below) (the "Business");

WHEREAS, the term Business as used throughout this Purchase Agreement shall mean only the definition above, and not Seller's other operations;

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller, the Purchased Contracts, on the terms and conditions hereinafter set forth;

WHEREAS, subject to certain restrictions set forth herein, Seller shall continue post-Closing to operate and retain all other divisions and assets of Gamwell Technologies Inc. other than the Business (such services other than the Business referred to as "Other Services");

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Seller, Owner, and Buyer hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions.

Unless otherwise stated in this Agreement, the following terms shall have the following definitions, which shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

"Affiliate" means with respect to any Person, any other Person, which directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of the power to (i) vote ten percent (10%) of the voting securities of such Person or (ii) direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person.
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 "Code" means the Internal Revenue Code of 1986, as amended.

 "Combined Contracts" means contracts between Seller and Customers that include Managed Services and Other Services in the same contract.

"Confidential Information" means any proprietary fact or information regarding the Business that is not already generally available to the public. Confidential Information shall include only such Confidential Information that is related to the Business, including Customer lists and all information relating to such Customers in whatever form.  Confidential Information shall further include other definitions of confidential information as contained within that Mutual Confidentiality Agreement entered into between Buyer and Seller on or about August 2, 2017 as well as defined otherwise in this Purchase Agreement.

"Customers" means the party purchasing goods and/or services from Seller under the Purchased Contracts.

"Customer Prepayments" means the customer prepayments included within the Assumed Liabilities and any other pre-Closing customer prepayments that the Buyer assumes or satisfies.

 "Governmental Authority" means any governmental, regulatory or administrative agency, authority, department, commission, board, bureau, court or instrumentality or any other public authority, whether foreign, federal, regional, state or local, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

"IRS" means the Internal Revenue Service.

"Key Employees" means the On-Site Employees of Seller listed on Schedule 5.2(d).

"Knowledge" means the facts actually known by Seller and those facts that a prudent business person, occupying the same roles as Timothy or Cecilia Gamwell hold with the Seller, would reasonably be expected to know in the course of operating the Business.  Seller will be deemed to have knowledge of a particular fact or matter if Timothy or Cecilia Gamwell or Seller's directors, managers, or officers has, or at any time had, knowledge of that fact or other matter.

"Law" or "Laws" means any and all foreign, federal, state, regional and local statutes, codes, licensing requirements, ordinances, laws, rules, regulations, decrees or orders of any foreign, federal, regional, state or local government and any other governmental department or agency, and any judgment, decision, decree or order of any court or governmental agency, department or authority, including the Fair Labor Standards Act or state equivalent.

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 "Liens" means any lien, security interest, mortgage, pledge, restriction, covenant, charge or encumbrance of any kind or character, direct or indirect, whether accrued, absolute, contingent or otherwise.

 "Losses" means losses, damages, liabilities, actions, suits, proceedings, claims, demands, Taxes, sanctions, deficiencies, assessments, judgments, costs, interest, penalties and expenses (including without limitation reasonable attorneys' fees).

"Managed Services" means the remote and/or on-site management of computer servers, storage and networking equipment as well as remote and/or on-site support for users of computing and mobile devices, and for clarification excludes VOIP services.

"Managed Services Contracts" means those contracts of Seller by which it provides Managed Services to Customers.

"Material Adverse Effect" means any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that has had or is reasonably likely to have a materially adverse effect on the financial condition, results of operations, prospects, properties, assets or liabilities (including contingent liabilities) of the Business or the Purchased Contracts.  A Material Adverse Effect shall also include any state of facts, change, event or occurrence that shall have occurred or been threatened that (when taken together with all other states of facts, changes, events, effects or occurrences that have occurred or been threatened) has prevented or materially delayed, or would be reasonably likely to prevent or materially delay, the performance by the Seller of its obligations hereunder or the consummation of the transactions contemplated hereby.

 "Multiple Price" means the amount that equals fourteen (14) multiplied by the Closing MRR.

"MRR" means the monthly recurring revenue exclusively from Managed Services.

"On-Site Employees" means employees of Seller that provide services under the Purchased Contracts at the Customer's physical location(s).

"Order" means any order, writ, injunction, decree, judgment, award, or determination of any Governmental Authority.

 "Ordinary Course of Business" means the ordinary course of business consistent with past practice and custom (including with respect to quantity and frequency).

 "Organizational Documents" means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization and operating agreement of a limited liability company; (c) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (d) any amendment to any of the foregoing.

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"Person" means an individual, partnership, corporation, limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or enterprise, or a Governmental Authority.

 "Principal Note Amount" the amount that equals fourteen (14) multiplied by the Closing MRR less the adjusted Cash Consideration.  If the Principal Note Amount is a negative number, the negative difference shall decrease the Cash Consideration payable at Closing and the Principal Note Amount shall be zero.

"Proceeding" means any action, claim, arbitration, audit, proceeding, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative).

"Purchased Contracts" shall have the meaning in 2.2(a).

"Representative" means any director, officer, manager, employee, partner, Owner, agent, or representative.

 "Tax" means any income, gross receipts, license, payroll, employment, excise, environmental, franchise, employee's income withholding, Social Security, unemployment, disability, property, sales, use, transfer, value added, alternative, and other tax, fee, assessment, levy, tariff, or charge of any kind whatsoever, and any interest, penalties, or additional amounts thereon, imposed, assessed, collected, by or under the authority of any Governmental Authority.

 "Tax Returns" means any return (including any information return), report, statement, schedule, notice, form, or other documents or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

 "Transaction" means the sale and purchase of the Purchased Contracts as contemplated by this Agreement.

"Transaction Documents" means this Agreement, the Warrant Agreement, the Note, the Schedules, the Assignment and Assumption of Contracts, the Key Employee Agreements, the Sales Agency Agreement and the other agreements, instruments, and documents to be executed and delivered by Seller at or before the Closing pursuant to this Agreement.

ARTICLE II
ASSETS

2.1       Agreement to Purchase and Sell. On the terms and subject to the conditions of this Agreement, Seller agrees to sell, convey, transfer, assign, and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, the Purchased Contracts free and clear of any Liens (save and except for Buyer's grant of the Security Interest in the Purchased Contracts as set forth in 2.3 below).

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2.2       Assets to be Conveyed and Transferred.

(a)       The assets to be conveyed shall include all of Sellers right, title and interest in, to and under the (i) Managed Services Contracts and Split Contracts (as defined in Section 5.2(k)) attached to Schedule 2.2(a) (with Customer names redacted) (the Managed Services Contracts and Split Contracts collectively, the "Purchased Contracts") and the goodwill and going concern value associated therewith, and (ii) Seller's books, records, papers, and instruments that relate to the  Purchased Contracts or necessary in order for Buyer to conduct the Business from and after the Closing in the manner in which it is presently being conducted, including, without limitation, open purchase orders, contracts, technical data, pricing and information manuals, sales literature and copies of accounting and financial records related to the Purchased Contracts for the 6 month period ending on the Closing Date; provided, however, any invoices that have been disputed shall be provided for the 12 month period ending on the Closing Date ("Books and Records").

(b)       Schedule 2.2(b) shall list any Purchased Contract that has been prepaid and the amount of such Prepayment as of the Effective Date to be updated as of the Closing Date.

(c)       All Combined Contracts shall be listed on Schedule 2.2(c) and noted that it shall be a Split Contract before the Conditions Precedent Date pursuant to Section 5.2(k).

Notwithstanding the foregoing, the sale and transfer of the Purchased Contracts pursuant to this Agreement shall not include the assumption by the Buyer of any liability or obligation of Seller unless the Buyer expressly assumed the liability or obligation pursuant to Section 3.1.

2.3       First Lien Security Interest.  In order to secure the indebtedness memorialized in the Note attached hereto as Exhibit 4.1(b), Buyer hereby grants to Seller a first lien security interest (the "Security Interest") in the Purchased Contracts and Seller shall have all rights of a secured party in connection therewith.  Buyer agrees to execute further documentation as may be necessary to perfect the foregoing security interest.  Upon the filing of a correct financing statement with the Secretary of State in Buyer's state of formation, the Security Interest will be perfected to the extent such security interest can be perfected by the filing of a financing statement under the Uniform Commercial Code applicable to Buyer.   Provided, however, Seller agrees to subordinate its security interest in the Purchase Contracts to any security interest required by any indebtedness of the Buyer obtained to pay the Purchase Price (the "Financing" as set forth in 5.3(a) below) or indebtedness obtained after Closing by Buyer to reimburse Buyer the Purchase Price paid and to be paid to Seller.  However, in no event, shall such lien be subordinate to an amount greater than the Purchase Price.

2.4       Excluded Assets. Other than the Purchased Contracts, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other business, assets or properties of Seller, and all such other business, assets and properties shall be excluded from the Purchased Contracts (the "Excluded Assets"). Excluded Assets, include but are not limited to, the following assets and properties of Seller:

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 (a)       any accounts receivable of Seller;
 (b)       any contracts that are not Purchased Contracts;

(c)       any tangible personal property, including furniture, fixtures, machinery and equipment, laptops and software;

(d)       the corporate seals, Organizational Documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable law to retain;

 (e)       any insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

 (f)       cash, cash equivalents and bank accounts of Seller; and

 (g)       any Plans and trusts or other assets attributable thereto.

ARTICLE III
LIABILITIES

3.1       Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due only the following (collectively, the "Assumed Liabilities"):

 (a)       all liabilities and obligations arising under or relating to the Purchased Contracts, which pursuant to the provisions of the Purchased Contracts are to be performed after Closing; and

 (b)       all liabilities and obligations of Buyer or its Affiliates relating to employee benefits, compensation or other arrangements with respect to any Hired Employee arising after the Closing.

3.2       Retained Liabilities.  Seller shall retain all liabilities and obligations except the Assumed Liabilities, (collectively, the "Retained Liabilities"), and Buyer shall not assume and shall not be responsible to pay, perform or discharge any of the Retained Liabilities, including, but not limited to the following:

 (a)       any liabilities or obligations arising out of or relating to Seller's ownership or operation of the Business and the Purchased Contracts prior to the Closing Date;

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 (b)       any liabilities or obligations relating to or arising out of the Excluded Assets;

 (c)       any liabilities or obligations for (i) Taxes relating to the Business, the Purchased Contracts or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date and (ii) any other Taxes of Seller for any taxable period prior to the Closing Date;

 (d)       any liabilities or obligations of Seller relating to or arising out of (i) the employment, or termination of employment, of any employee prior to the Closing, or (ii) Plans or workers' compensation claims of any Employee which relate to events occurring prior to the Closing Date;

 (e)       any liabilities or obligations of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others; and

(f)       any breach of a Purchased Contract or liability under a Purchased Contract (other than performance thereunder) incurred or arising before the Closing Date.

ARTICLE IV
PURCHASE PRICE AND ALLOCATION

 4.1       Consideration. In consideration of the transfer, sale, assignment, conveyance and delivery of the Purchased Contracts to the Buyer and the covenants not to compete of the Seller and the Owner set forth in this Agreement, and subject to the conditions of the Closing set forth in this Agreement, the Buyer agrees to pay to the Seller, in the manner set forth in this Agreement, the purchase price (the "Purchase Price") as follows:

(a)        $800,000.00 to be delivered by Buyer to Seller by wire transfer in immediately available funds to an account designated by Seller, on a date ("Funding Date") mutually agreed to by the Parties, however, no later than five (5) business days after the Conditions Precedent Date (the "Cash Consideration"), subject to adjustment as set forth in Section 4.2;

(b)       the Principal Note Amount pursuant to a promissory note, the form of which is attached hereto as Exhibit 4.1(b) (the "Note"), subject to adjustment as set forth in Section 4.2; and

(c)       warrants to purchase common stock up to one-fourth percent (.25%) (the "Warrant Percentage") of Go2Green Landscaping, Inc., a Nevada corporation, pursuant to a Warrant Agreement, the form of which is attached hereto as Exhibit 4.1(c) (the "Warrant Agreement"), subject to adjustment as set forth in Section 4.2.

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4.2       Purchase Price Adjustment.  The aggregate monthly recurring revenue from the Purchased Contracts calculated on the Closing Date is referred to herein as the "Closing MRR".  On the one-year anniversary of the Closing Date, Buyer will calculate (using the same methods and procedures used to calculate the Closing MRR) the monthly recurring revenue for the Purchased Contracts that are still active or that have renewed their contract term ("Anniversary MRR"), plus any monthly recurring revenue from new managed service contracts pursuant to the Sales Agency Agreement that are being invoiced at the one year anniversary of the Closing Date ("New MRR") (Anniversary MRR plus New MRR is referred to herein as the "Total MRR"). The Cash Consideration, the amount due under the Note and the number of shares issuable pursuant to the Warrant shall be adjusted as follows: (x) the Cash Consideration shall be decreased on the Closing Date, by the amount of Customer Prepayments, if any; (y) the principal balance of the Note shall be decreased by an amount equal to the product of the MRR Percentage Decrease multiplied by the Multiple Price, and (z) the Warrant Percentage shall be decreased by the MRR Percentage Decrease, if any. For clarity, the Purchase Price shall not be adjusted upward for any increase in monthly recurring revenue after Closing.  If (a) the Customer on line 47 of the table provided on Schedule 2.2(a) does not renew its contract, or (b) a Purchased Contract is not renewed because Buyer failed to perform required services satisfactorily thereunder, or (c) a Purchased Contract does not renew because Buyer materially changed the terms of the renewal contract offered to the Customer, then, such non-renewals shall not be included as revenue lost in the calculation of MRR Percentage Decrease.  "MRR Percentage Decrease" shall be equal to one minus the quotient of Total MRR divided by Closing MRR.

4.3       Allocation. The Purchase Price shall be allocated among the Purchased Contracts and goodwill associated therewith in accordance with Schedule 4.3.  The parties shall make consistent use of the allocation, fair market value, and useful life specified in Schedule 4.3, as amended, for all Tax purposes and in any and all filings, declarations and reports with the IRS in respect thereof.

4.4       Exercise Price.  The form of Warrant Agreement shall remain the same in all respects except that on or prior to Closing, the exercise price per share shall be completed with the lowest price per share that the Buyer sells common shares pursuant to the Financing (as defined in 5.3(a)).

4.5       Payment Direction Letters.  On the Funding Date, a portion of the Cash Consideration equal to the amount to be paid to the Seller's creditors pursuant to those certain Payment Direction Letters attached hereto as Exhibit 4.5, shall be paid by the Buyer directly to such creditors in order that Seller may discharge its indebtedness to such creditors and transfer the Purchased Contracts free of all Liens.

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ARTICLE V
CLOSING

5.1       Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place by the exchange of electronic documents, on April 1, 2018 (the "Closing Date") and shall be effective as of 12:00:01 a.m., local time in Dallas, Texas, on the Closing Date, or as otherwise agreed to.  The "Conditions Precedent Date" shall be the date on which Buyer and Seller mutually agree in writing that the conditions precedent to the Closing listed in Section 5.2(b), 5.2(d), 5.2(i), 5.2(j), 5.2(k), 5.3(a), 5.3(b), 5.3(h) and 5.3(i) hereof have been satisfied or waived by the applicable party as allowed by Section 5.2 and 5.3 below.

5.2       Actions Taken at or prior to Closing by Seller and Owner. At or prior to the Closing, Seller and Owner, as appropriate, shall take the following actions, all of which shall constitute conditions precedent to Buyer's obligations to close hereunder, and may be waived by Buyer:

(a)       on the Funding Date, execute and deliver an Assignment and Assumption of Contracts to be effective as of the Closing Date, the form of which is attached hereto as Exhibit 5.2(a) (the "Assignment and Assumption Agreement");

(b)       on the Funding Date, deliver releases of all Liens on the Purchased Contracts;

(c)       Buyer shall have executed and delivered a sales agency agreement ("Sales Agency Agreement"), the form of which is attached hereto as Exhibit 5.2(c);

(d)       Each Key Employee identified on Schedule 5.2(d) shall have executed employment agreements with Buyer ("Key Employee Agreements");

(e)       deliver all of Seller's Books and Records related to the Purchased Contracts;

(f)       deliver a certificate, dated as of the Closing Date and signed by a duly authorized officer of Seller, certifying that (i) Seller from the Effective Date until the Closing, has complied with the covenants contained in Section 5.4, (ii) that the representations and warranties in Article VI are true and correct on the Closing Date, (iii) that no Material Adverse Effect has occurred and (iv) each of the conditions set forth in Section 5.2 have been satisfied;

(g)       execute and deliver such other and further certificates, closing statements, instruments, documents, and papers that Buyer may reasonably request;

(h)       Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date;

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(i)       the representations and warranties of the Seller, contained in this Agreement shall be true and correct in all respects as of the Closing as if made on the Closing Date;

(j)       no action shall have been commenced against Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated by this Agreement or the other Transaction Documents; and

(k)       for all Combined Contracts noted as Split Contracts on Schedule 2.2(c), Seller shall obtain a new contract with such Customers to perform exclusively the Managed Services (the contract to perform exclusively Managed Services referred to herein as a "Split Contract").

5.3       Actions Taken at or prior to Closing by Buyer. At or prior to the Closing, Buyer shall take the following actions, all of which shall constitute conditions precedent to Seller's and Owner's obligations to close hereunder, and may be waived by Seller:

(a)       secure financing to pay the Purchase Price ("Financing");

(b)       give written notice to Seller of the date financing is secured pursuant to the Financing ("Financing Date");

(c)       on the Funding Date, payment of the Purchase Price;

(d)      execute and deliver to Seller and Owner such other and further certificates, closing statements, instruments, documents, and papers that Seller and Owner may reasonably request;

(e)       execute and deliver the Sales Agency Agreement;

(f)        Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date;

(g)       Buyer shall have executed and delivered a security agreement in the form attached hereto as Exhibit 5.3(g) (the "Security Agreement");

(h)       the representations and warranties of the Buyer contained in this Agreement shall be true and correct in all respects as of the Closing as if made on the Closing Date, which representations and warranties shall have been true and correct in all respects as of such date; and

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(i)        no action shall have been commenced against Buyer, which would prevent the Closing.

(j)        no injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

5.4       Third Party Consents.  Unless otherwise agreed to in writing by the Buyer, the Seller shall obtain all Third Party Consents (as defined in Section 6.5) prior to the Closing Date.  If a Third Party Consent is not obtained and delivered prior to Closing Date and the Buyer waives in writing such requirement on the Buyer's behalf, (i) neither this Agreement nor any action taken hereunder shall be deemed to constitute an assignment of any Purchased Contract as to which such Third Party Consent relates, if such assignment or attempted assignment would constitute a breach of any Purchased Contract or result in the loss or diminution of any rights thereunder or acceleration of any obligations thereunder, and (ii) the Seller shall cooperate with the Buyer in any reasonable arrangement proposed by the Buyer designed to provide the Buyer with the benefits of the Purchased Contract as to which such Third Party Consent relates, including enforcement by the Seller, for the account and benefit of the Buyer, of any and all rights of the Seller against any other person arising out of the breach or cancellation of any such Purchased Contract by such other person or otherwise.

5.5       Conduct of Business Prior to the Closing.  From the Effective Date until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer, Seller shall (a) conduct the Business in the Ordinary Course of Business; and (b) use reasonable efforts to maintain and preserve intact its current Business organization, operations and franchises and to preserve the rights, franchises, goodwill and relationships of its employees, Customers, lenders, suppliers, regulators and others having relationships with the Business.  From the date hereof until the Closing, except as consented to in writing by Buyers (which consent shall not be unreasonably withheld or delayed), Seller shall not (and Owner shall cause Seller not to) take any action that would cause any of the changes, events or conditions described in Section 6.7 to occur. Seller shall not take (nor agree to commit to take) any of the following actions:

(a)       (i) redeem, purchase or otherwise acquire, directly or indirectly, any shares of Seller, (ii) grant any Person any right or option to acquire any shares of Seller, (iii) issue, deliver or sell any additional shares or any rights, options or securities convertible or exchangeable into or exercisable for any shares of Seller, or (iv) enter into any contract, agreement or arrangement with respect to the transfer, sale, voting, registration or repurchase of its shares or permit the transfer of any shares of Seller to any other Person (and Owner shall not enter into any such contract, agreement or arrangement and shall not transfer or agree to transfer any of their shares); provided, however, Seller may take the actions in this Section 5.5(a) without Buyer's consent only if such actions do not affect this Agreement or the Transaction Documents, require a higher level of consent to close this Transaction as currently required, require compensation to be paid to parties other than as currently set forth in this Agreement, or negatively impact the Transaction in Buyer's reasonable discretion, or create further burdens and/or requirements to undertake the Transaction.

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(b)      institute or settle any claim, suit, proceeding or other matter involving equitable or injunctive relief with any Customer or the payment by or on behalf of the Seller of more than $1,000 in the aggregate to any Customer;

(c)       make an investment in any Person, or acquire by merger, consolidation, acquisition of equity interest or assets, or otherwise, any business or any Person or division thereof; provided, however, Seller may take the actions in this Section 5.5(c) without Buyer's consent only if such actions do not affect this Agreement or the Transaction Documents, require a higher level of consent to close this Transaction as currently required, require compensation to be paid to parties other than as currently set forth in this Agreement, or negatively impact the Transaction in Buyer's reasonable discretion, or create further burdens and/or requirements to undertake the Transaction; or
(d) take any action outside the Ordinary Course of Business consistent with past practice with the primary purpose or effect of accelerating sales or revenues of the Purchased Contracts to pre-Closing periods that would otherwise take place or occur in post-Closing periods, or delaying any cost or expense related to the Purchased Contracts to post-Closing period that would otherwise be paid in any pre-Closing periods.

ARTICLE VI
SELLER'S AND OWNER'S
REPRESENTATIONS AND WARRANTIES

Seller represents and warrants, to Buyer, as of the Effective Date and through the Closing Date, that each of the following representations and warranties are true and accurate:

6.1       Organization and Standing.

(a)       Seller is a corporation duly organized, validly existing and in good standing under the provisions of the laws of the State of Texas and is qualified and licensed to do business in the State of Texas and every other jurisdiction in which it conducts business or the nature of its business and operations would require qualification as a foreign corporation.

(b)       Seller has delivered to Buyer true and correct copies of the Organizational Documents of Seller.  Seller has not violated and is not in violation of its Organizational Documents in any respect.

(c)       Seller has all requisite power and authority to own and operate its properties and to carry on its business as now conducted.

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6.2       Authority.

(a)       The execution and delivery by Seller of the Transaction Documents and all of the documents to which it is a party and instruments required thereby and the consummation of the transactions contemplated thereby have been duly authorized by all requisite action on the part of Seller.  Seller has full legal right, power, and authority to execute and deliver the Transaction Documents to which Seller is a party, and to carry out and perform the transactions contemplated thereby.  The Transaction Documents to which Seller is a party and each of the other documents and instruments required thereby or delivered in connection therewith have been duly executed and delivered by Seller, and constitute the legal, valid and binding obligations of Seller, enforceable against the Seller in accordance with their respective terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws in effect which affect the enforcement of creditors' rights generally, (ii) general principles of equity, whether considered in a proceeding at law or in equity.

(b)       Owner has full legal right, power, and authority to execute and deliver the Transaction Documents to which it is a party, and to carry out the transactions contemplated thereby which are specifically applicable to Owner.  The Transaction Documents to which it is a party and each of the other documents and instruments required thereby or delivered in connection therewith have been duly executed and delivered by Owner, and constitute the legal, valid and binding obligations, specifically applicable to Owner, of such Owner, enforceable against Owner in accordance with their respective terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws in effect which affect the enforcement of creditors' rights generally, (ii) general principles of equity, whether considered in a proceeding at law or in equity.

6.3       No Violation. The execution, delivery, compliance with and performance by the Seller and Owner, as applicable, of the Transaction Documents to which they are a party and each of the other documents and instruments delivered in connection therewith do not and will not (i) violate or contravene the Organizational Documents of the Seller, (ii) violate or contravene any Law to which the Seller or Owner is subject, (iii) conflict with or result in a breach of or constitute a default by the Seller or Owner or any Affiliate of the Seller or Owner under any material contract, agreement, instrument or other document to which the Seller or Owner is a party or by which the Seller or Owner or any of their respective assets or properties are bound or subject or to which any entity in which the Seller or Owner has an interest, is a party, or by which any such entity is bound, or (iv) result in the creation of any Lien upon any of the Purchased Contracts.

6.4       No Brokers. No broker has been hired or utilized by Seller or Owner in the solicitation or negotiation of the sale of the Business hereunder, and no fees, commissions, or expenses of any type shall be due or payable to any such broker on account of the actions of Seller or Owner arising out of the Transaction contemplated by this Agreement.

Exhibit 10.1 -- Page 14

6.5       Approvals and Consents. Except as set forth on Schedule 6.5, no Third Party Consent is required of the Seller or Owner in order to consummate the transactions to which they are parties or perform the related covenants and agreements contemplated hereby or by the other Transaction Documents, or to vest full right, title and interest in the Purchased Contracts free and clear of any Lien upon Buyer, all without any change in the Purchased Contracts and all rights therein after the Closing Date (each, a "Third Party Consent").

6.6       Purchased Contracts.  Seller owns all of the Purchased Contracts and has good, legal and marketable title to all of the Purchased Contracts, free and clear of any Liens.  No financing statement or similar document that names Seller or Owner as debtor and that covers any of the Purchased Contracts is on file in any jurisdiction and Seller and Owner have not signed any presently effective agreement authorizing any secured party thereunder to file any such instruments. As of the Funding Date, the Purchased Contracts will be free and clear of any Lien.

6.7       Absence of Certain Events.  Except as noted on Schedule 6.7, since the Effective Date and until the Closing Date, the Business has been and will be conducted only in the ordinary course and in a manner consistent with past practices.  As amplification and not in limitation of the foregoing, since that date, with respect to the Business, there has not been:

(a)       any Lien imposed or created on the Purchased Contracts;

(b)       any termination or default by any party of any Purchased Contract;

(c)       any sale, transfer, assignment, termination, modification or amendment of any Purchased Contract, except for terminations, modifications and amendments of Purchased Contracts made in the ordinary course of business consistent with past practice and which are not material individually or in the aggregate;

(d)       any notice (written or oral) to the Seller that any Purchased Contract has been breached or repudiated or will be breached or repudiated;

(e)       except in the ordinary course of business, or otherwise as necessary to comply with any applicable minimum wage law, any increase in the salary or other compensation of any On-Site Employee, or any increase in or any addition to other benefits to which any such employee may be entitled;

(f)       any failure to pay or discharge when due any liabilities which arose out of the ownership or operation of the Business; and

(g)       any termination of On-Site Employees of the Business.

Exhibit 10.1 -- Page 15

6.8       Taxes. The Seller has filed, or has caused to be filed, on a timely basis and subject to all permitted extensions, all Tax Returns with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns were correct and complete in all material respects.  All Taxes that are shown as due on such Tax Returns have been timely paid, or delinquencies cured with payment of any applicable penalties and interest.  There are no Liens for Taxes on any of the Purchased Contracts and no basis exists for the imposition of any Liens and the consummation of the transactions contemplated by this Agreement will not give rise to any Liens for Taxes on any Purchased Contracts other than Liens for Taxes not yet due and payable.  No adjustment of or deficiency of any Tax or claim for additional Taxes has been proposed, asserted, assessed or threatened against the Seller or any member of any affiliated or combined group of which the Seller is or was a member or for which Seller could be liable, and to Seller's Knowledge there is no basis therefor.  The Seller has no known dispute with any taxing authority as to Taxes of any nature.  There are no audits or other examinations being conducted or threatened, and there is no deficiency or refund litigation or controversy in progress or threatened with respect to any Taxes previously paid by the Seller or with respect to any returns previously filed by the Seller or on behalf of the Seller.  The Seller has not made any extension or waiver of any statute of limitations relating to the assessment or collection of Taxes.  There are in effect no powers of attorney or other authorizations to any persons or representatives of the Seller with respect to any Tax.  The Seller has complied with all applicable Laws relating to the payment and withholding of Taxes (including, but not limited to, withholding of Taxes pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under any foreign Laws) and have, within the time and in the manner required by Law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws.  The Seller has collected all Taxes (including without limitation all sales, use and value added taxes) required to be collected by it under applicable Law in connection with the Business or the Purchased Contracts, and the Seller has remitted or will prior to the Closing remit such amounts on a timely basis to the appropriate Governmental Authorities and has furnished properly completed exemption certificates for all exempt transactions.

6.9       Compliance with Laws. Seller is, and at all times has been, in compliance with each Law that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Purchased Contracts.  Neither Seller nor Owner have received any notice or other communication (whether oral or written) from any Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Law.

Exhibit 10.1 -- Page 16

6.10       Legal Proceedings; Orders. Except as set forth on Schedule 6.10, there is no action, suit, litigation, proceeding or investigation pending or, to Seller's Knowledge, threatened by or against the Seller or Owner, and neither the Seller nor Owner has received any written or oral claim, complaint, incident, report, threat or notice of any such proceeding or claim.  There are no outstanding orders, writs, judgments, injunctions or decrees of any court, Governmental Authority against, involving or affecting the Seller or the Purchased Contracts, and to Seller's Knowledge there are no facts or circumstances which may result in the institution of any such action, suit, claim or legal, administrative or arbitration proceeding or investigation against, involving or affecting the Seller, the Purchased Contracts or the transactions contemplated hereby. The Seller is not in default with respect to any order, writ, injunction or decree known to or served upon it from any Governmental Authority.

6.11       No Prepayments.  There are no prepayments by Customers of the Seller for which products and/or services have not been provided under a Purchased Contract as of the Closing Date.

6.12       Purchased Contracts.

(a)       Except as described on Schedule 6.12(a), Seller has not received any notice indicating that any Person intends to cancel, terminate, or refuse to renew any such Purchased Contract.

(b)       Seller is not in default under the terms of any Purchased Contract.  No event has occurred that would constitute a material default by Seller under any Purchased Contract, nor has Seller received any notice of any default under any Purchased Contract.  The counterparties to the Purchased Contracts are not in default under the terms thereof, nor to Seller's Knowledge has any event occurred that would constitute a default by any such counterparty under any Purchased Contract, nor has Seller received any notice of any such counterparty's default under any Purchased Contract.

(c)       The Purchased Contracts are valid and binding obligations and in full force and effect and have been entered into in the ordinary course of business, consistent with past practice.  The Seller has not received any notice from any other party to a Purchased Contract of the termination or threatened termination thereof, nor any claim, dispute or controversy thereon, and to Seller's Knowledge there has been no occurrence of any event which would allow any other party to terminate any Purchased Contract, nor has Seller received notice of any asserted claim of default, breach or violation of, any Purchased Contract and there is no basis therefor.

(d)       Consummation of the transactions contemplated by this Agreement will not constitute a default under any Contract (including without limitation, the Purchased Contracts) nor will it trigger any other provision in a Contract that would result in a change in a Purchased Contract, including without limitation the requirement for a transfer fee or new deposit, or termination thereof.

Exhibit 10.1 -- Page 17

6.14       Transactions With Affiliates.  Owner nor any shareholder, director, officer or employee of the Seller or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner or holder of any equity interest, is a party to any Purchased Contract with the Seller.

(a)       6.15       On-Site Employees. The only On-Site Employees are the Key Employees.  Schedule 6.15 further sets forth a complete and accurate list and job title of all On-Site Employees along with a description of the wages, salary, commissions, bonuses, sick and vacation leave and other compensation and benefits payable to such On-Site Employees. With respect to On-Site Employees, Seller has complied in all material respects with all Laws relating to the employment of labor, including any provisions thereof relating to wages, hours, overtime, collective bargaining, equal employment opportunity, immigration, safety, and the payment of withholding and social security and similar Taxes.  There is no pending, or to the Knowledge of Seller threatened, Proceeding or Order against Seller by any current On-Site Employees.  Seller is not a party to, or bound by, any collective bargaining agreement, and Seller has not experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes.  To the Knowledge of Seller, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to the On-Site Employees of Seller.  If any of the On-Site Employees are subsequently hired by Buyer, then they shall be Hired Employees, as defined herein.  With respect to all On-Site Employees of Seller, the Seller has complied with the federal immigration laws including the employment eligibility verification form requirements under the Immigration and Nationality Act, as amended ("INA"), in recruiting, hiring, reviewing and documenting prospective employees for employment eligibility verification purposes and Seller has complied with the paperwork provisions and anti-discrimination provisions of the INA.  With respect to On-Site Employees, the Seller has obtained and maintained the employee records and I-9 forms in proper order as required by Law.  Seller has taken all steps required by Law to determine whether workers are unauthorized to work in the United States.  Seller does not employ any On-Site Employees unauthorized to work in the United States.

Exhibit 10.1 -- Page 18

6.16       Employee Benefit Plans.

(a)       Schedule 6.16(a) contains a list of all non-qualified and qualified employee benefit plans including those qualified under Section 3(3) of ERISA, and any other employment, consulting, bonus, deferred compensation, incentive compensation, severance, termination or post-employment pay, disability, hospitalization or other medical, dental, vision, life, disability or other insurance, stock purchase, stock option, stock appreciation, stock award, pension, profit sharing, 401(k) or retirement plan, agreement or arrangement, whether written or oral, tax-qualified under the Code or non-qualified, whether covered by ERISA or not, which is currently maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by Seller or any entity that would be deemed a "single employer" with Seller  under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (each, an "ERISA Affiliate") (collectively, the "Plans"), or with respect to which Seller or any ERISA Affiliate has any current or future obligation.  None of Seller, any ERISA Affiliate, or any employee, officer, director, stockholder or other service provider of the Seller or any ERISA Affiliate has made any promises or commitments, whether legally binding or not, to create any additional Plan, agreement or arrangement, or to modify or change in any material way any existing Plan other than as may be required by any Law.  Seller has made available to Buyer:  (i) copies of all documents setting forth the terms of each Plan, including all amendments thereto and all related trust documents; (ii) the three (3) most recent annual reports (Form Series 5500), if any, required under ERISA or the Code in connection with each Plan; (iii) the most recent actuarial reports (if applicable) for all Plans; (iv) the most recent summary plan description, if any, required under ERISA with respect to each Plan; (v) all material written contracts, instruments or agreements relating to each Plan, including administrative service agreements and group insurance contracts; (vi) the most recent IRS determination or opinion letter issued with respect to each Plan intended to be qualified under Section 401(a) of the Code; and (vii) all filings under the IRS' Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program filed within the three (3)-year period prior to the date of this Agreement.

(b)       Full payment has been made of all amounts (other than current outstanding routine claims for benefits) required to be contributed or paid under the terms of each Plan prior to the Closing.  There are no funded benefit obligations for which contributions have not been made.

(c)       Each of the Plans complies in form and is and has been operated, maintained and administered in all material respects in accordance with its terms and applicable Laws, including, but not limited to, ERISA and the Code, and all required material governmental filings and material participant disclosures have been made on a timely basis.

Exhibit 10.1 -- Page 19

(d)       There are no pending, threatened or anticipated, claims, litigation, administrative actions or proceedings against or otherwise involving any of the Plans or related trusts, or any fiduciary thereof, by any Governmental Authority, or by any On-Site Employee, under any of the Plans, or otherwise involving the Plans (other than routine claims for benefits).  There is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against or in favor of any Plan or, to the Seller's Knowledge, any fiduciary thereof in that capacity.

6.17       Disclosure. No representation or warranty by the Seller or the Owner, as applicable, in this Agreement, and no statement or certificate furnished or to be furnished by or on behalf of the Seller or the Owner to the Buyer pursuant to this Agreement or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein, not misleading. The Seller has made available to Buyer all the information reasonably available that would be reasonably expected to be material to a decision to acquire the Purchased Contracts. There is no fact required to be disclosed herein that has not been disclosed herein to the Buyer and which could have a Material Adverse Effect.  The projections provided to the Buyer by the Seller were prepared in good faith from the best information available to the Seller as of the date hereof and the Seller has no reason to believe that such projections are not reasonable in light of the Seller's current circumstances.

6.18       Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Schedules with respect to any matters arising from events that occur after the Effective Date and prior to or on the Closing Date, which, if existing or occurring prior to the date hereof, would have been required to be set forth or described in the Schedules.

Seller and Owner represent and warrant, jointly and severally, to Buyer, as of the Effective Date and through the Closing Date, that each of the following representations and warranties are true and accurate:

6.19       Purchased Contracts and Obligations Thereunder.  All of the Purchased Contracts, together with all amendments and modifications thereof (with the Customer names redacted) are attached to Schedule 2.2(a).  Except as set forth on Schedule 6.19, there are no obligations to Customers other than those expressly set forth in the four corners of the Purchased Contracts.  Each of the Purchased Contracts is in full force and effect and has not been amended or modified (unless a Purchased Contract has become a Split Contract).  No course of prior dealing, usage of trade, parol or extrinsic evidence of any nature has been used to supplement, modify or vary any of the terms of each Purchased Contract.  Each Purchased Contract is valid and binding on Seller in accordance with its terms and is in full force and effect.  Seller is not in default under any Purchased Contract, nor to Seller's Knowledge is there any event which with notice or lapse of time, or both, would constitute a default under any Purchased Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  There are no disputes pending or threatened under any Purchased Contract.

Exhibit 10.1 -- Page 20

ARTICLE VII
BUYER'S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller and Owner as of the Effective Date and through the Closing Date, that each of the following representations and warranties are true and accurate:

7.1       Organization and Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and is qualified and licensed to do business in every other jurisdiction in which it conducts business or the nature of its business and operations would require qualification as a foreign corporation.  The Buyer has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted, to enter into this Agreement and to carry out and perform its obligations under the Transaction Documents to which Buyer is a party.

7.2       Authority. The execution and delivery by the Buyer of the Transaction Documents to which it is a party and all of the documents and instruments required thereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Buyer. The Buyer has full legal right, power, and authority to execute and deliver the Transaction Documents to which the Buyer is a party, and to carry out and perform the transactions contemplated thereby.   The Transaction Documents to which the Buyer is a party and each of the other documents and instruments required hereby have been duly executed and delivered by the Buyer, and constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws in effect which affect the enforcement of creditors' rights generally, or (b) general principles of equity, whether considered in a proceeding at law or in equity.

7.3       Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

7.4 Approvals and Consents. Except for the Approvals set forth in Schedule 7.4 (all of which have been obtained, provided, or performed as the case may be), no Approval by or with respect to any Person is required for the execution, delivery, or performance by Buyer of this Agreement or the other Transaction Documents. A valid corporate resolution authorizing the sale contemplated by this Agreement is attached to Schedule 7.4.

7.5 No Brokers. No broker has been hired or utilized by the Buyer in the solicitation or negotiation of the sale of the Business hereunder, and no fees, commissions, or expenses of any type shall be due or payable to any such broker on account of the actions of the Buyer arising out of the Transaction contemplated by this Agreement.

Exhibit 10.1 -- Page 21

7.6 Non-Reliance. Buyer acknowledges that Seller does not guaranty or assure that any future performance of the Business will not differ materially from any forward-looking statements made by Seller.

ARTICLE VIII
POST-CLOSING AND PRE-CLOSING COVENANTS

The parties agree as follows with respect to the period following the Closing, each of Seller's and Owner's covenants being made by them, and as applicable to each of them specifically:

8.1       Employees and Employee Benefits. The Buyer may, but is not obligated to hire any of the On-Site Employees of Seller ("Hired Employees"). Seller will not discourage any On-Site Employee that the Buyer desires to hire at or around Closing from accepting employment with the Buyer. Seller hereby waives, with respect to the Hired Employees at or around the Closing, any claims or rights Seller may have against Buyer or any such employee under any noncompetition, confidentiality, or employment agreement.

 8.2       Payment of All Taxes Due on Sale of Purchased Contracts by Seller. Seller shall pay in a timely manner all Taxes resulting from the sale of the Purchased Contracts pursuant to this Agreement.

8.3       Payments. After Closing, at the Seller's expense, the Seller will satisfy all liabilities and obligations of the Seller (that are not Assumed Liabilities) in a manner that is not detrimental to any of the relationships of the Business.

8.4       Consents and Approvals.  If a Third-Party Consent is not obtained and delivered prior to Closing Date and the Buyer waives in writing such requirement on the Buyer's behalf, (a) neither this Agreement nor any action taken hereunder shall be deemed to constitute an assignment of any Purchased Contract if such assignment or attempted assignment would constitute a breach of any Purchased Contract or result in the loss or diminution of any rights thereunder or acceleration of any obligations thereunder, and (b) the Seller shall cooperate with the Buyer in any reasonable arrangement proposed by the Buyer designed to provide the Buyer with the benefits Purchased Contract as to which such Third-Party Consent relates, including enforcement by the Seller, for the account and benefit of the Buyer, of any and all rights of the Seller against any other Person arising out of the breach or cancellation of any such Purchased Contract by such other Person or otherwise.  During the period beginning on the Conditions Precedent Date and ending on Closing Date, for no additional consideration, Buyer and Seller shall cooperate to begin the transition process to assign all Purchased Contracts to Buyer on the Closing Date.

Exhibit 10.1 -- Page 22

8.5       Cooperation.  The Buyer, Seller and Owner shall continue after the Closing Date to work amicably to ensure a smooth transition of all of the obligations required under this Agreement. Each of the parties hereto shall, from time to time after the Closing Date, upon the request of any other party hereto, duly execute, acknowledge and deliver all such further instruments and documents reasonably required to further effectuate the interests and purposes of this Agreement.  The foregoing will be at the expense of such requesting party, except to the extent such requesting party is entitled to indemnification therefor or to the extent this Agreement otherwise allocates such expense to any other party. Simultaneously with Closing, Seller shall deliver to Buyer un-redacted copies of all of the Purchased Contracts attached to Schedule 2.2(a) (including true and correct copies of all Split Contracts).

The parties agree as follows with respect to the period before Closing:

8.6       Pre-Closing Transition.  Within two days of the Effective Date, the Seller shall:

(a)       provide contact information requested by Buyer that is reasonably necessary for Buyer to contact On-Site Employees; and

(b)       provide a list of the top ten largest Customers ("Top Ten Customers") as determined by MRR and provide contact information for such customers as requested by Buyer that is reasonably necessary for Buyer to contact such customers.

8.7       Pre-Closing Cooperation.  After the Effective Date, the Seller and Owner shall help facilitate meetings to take place within ten (10) days of the Effective Date between Buyer and On-Site Employees. After the Conditions Precedent Date, the Seller and Owner shall help facilitate meetings to take place within ten (10) days of the Conditions Precedent Date between Buyer and the Top Ten Customers.  On or prior to the Conditions Precedent Date, Seller shall negotiate new Split Contracts with Customers for all Combined Contracts.

Exhibit 10.1 -- Page 23

ARTICLE IX
NON-COMPETE, CONFIDENTIALITY AND NON-DISPARAGEMENT

9.1       Basis for Non-Compete. The Owner and the Seller acknowledge that the Business, prior to the consummation of the transactions contemplated under the Agreement, is intensely competitive.  In connection with the Seller and the Owner's operation of the Business, the Owner has obtained specialized knowledge of the Business and has had access to trade secrets, customer lists, data, records, financial information, proprietary methods, personnel information, business secrets, operational methods and other valuable confidential business information in connection with the Business which is not generally publicly available, the disclosure of which would place the Buyer and its Affiliates at a serious competitive disadvantage, and would do serious damage to the Buyer and its Affiliates, financial and otherwise.  The Seller and the Owner have made significant efforts and incurred significant costs and expenditures in developing relationships with customers, potential customers, suppliers, employees and others, which the Seller and the Owner acknowledge would be irreparably damaged by competition with the Buyer. As an inducement to the Buyer to enter into this Agreement and as a condition to the consummation of the transactions contemplated therein, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Seller and the Owner covenant and agree with the Buyer to refrain from competitive activities as described below.

9.2       Non-Compete Terms.  During the period commencing on the Closing Date and terminating on the fifth (5th) anniversary after the Closing Date (the "Restricted Period"), without the prior written consent of the Buyer, neither the Seller nor the Owner shall, directly or indirectly, either alone or in association with others, other than with the Buyer, anywhere within a 50 mile radius from 300 E Main Dr., El Paso, Texas 79901 and a 50 mile radius from the Customer locations listed on Schedule 9.2 (the "Restricted Area"). For purposes of clarification, the Restricted Area does not include Customer locations not contained within the Purchased Contracts:

(a)       engage, in any way or to any extent, in the Business;

(b)       whether as a principal, consultant, partner or in any other capacity, own, manage, control or participate in the ownership, management or control of, or render services directly related to, any person, corporation, partnership, proprietorship, firm, association or other business entity engaged in any way and to any extent in the Business or any other activities that are competitive with the Business;

(c)       induce, request or encourage any employee, consultant, officer or director of the Buyer or its Affiliates to terminate any such relationship with the Buyer or such Affiliate;

Exhibit 10.1 -- Page 24

(d)       employ, cause to be employed, or assist in or solicit the employment of any employee, consultant, officer or director of the Buyer or its Affiliates while any such person is providing services to the Buyer or its Affiliates or within three (3) months after any such person ceases providing services to the Buyer or its Affiliates; or

(e)       solicit, divert or appropriate, or assist in or attempt to solicit, divert or appropriate, any customer or supplier, or any potential customer or supplier, of the Buyer or its Affiliates for the purpose of competing with the Business.

Notwithstanding any provision of this Agreement to the contrary, each Owner may own, directly or indirectly, securities of any entity having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which engages in a business competitive with the Business, provided that Owner  does not, directly or indirectly, individually or in the aggregate (including without limitation by being a member of a group within the meaning of Rule 13d-5 under the Exchange Act) own beneficially or of record more than one percent (1%) of any class of securities of such entity.

Notwithstanding any provision of this Agreement to the contrary, if Seller forecloses on the Collateral (as defined under the Security Agreement), Section 9.2(a) and 9.2(b) of this Agreement shall be null and void and of no further force and effect, and Section 9.2(e) shall not apply to the customers under the Purchased Contracts that are foreclosed on as part of the Collateral.

9.3 Severability.  The parties agree that the restrictions contained in this Article IX are reasonable and necessary, valid and enforceable under Texas Law, and do not impose a greater restraint than necessary to protect the Buyer's legitimate business interests.  It is the desire and intent of the parties that the provisions of this Article IX be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of Article IX shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

9.4 Non-Disparagement. Neither the Seller nor the Owner shall criticize or disparage in any manner or by any means (whether written or oral, express or implied) the Buyer or any Affiliate of the Buyer or any aspect of the Buyer's or any of the Buyer's Affiliate's management, policies, operations, products, services, practices or personnel.  Neither the Buyer nor any Affiliate of the Buyer shall criticize or disparage in any manner or by any means (whether written or oral, express or implied) the Seller or the Owner.

Exhibit 10.1 -- Page 25

9.5       Confidentiality. The Owner and the Seller shall maintain in confidence and shall not, without the prior written consent of the Buyer, use, disclose or give to others any proprietary fact or information regarding the business of the Buyer (including the Business), which is not generally available to the public (including but not limited to information and facts concerning business plans, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, vendor lists, inventions or any other technical, trade or business secret or confidential or proprietary information of the Buyer or of any third party provided to the Owner in the course of the Owner's relationship with the Buyer or its predecessors).  Seller and the Owner shall not disclose any of the business terms of this transaction without the written consent of the Buyer, except, on a need to know basis, to their respective professional advisors and except insofar as such disclosure may be required by applicable Law. The non-disclosure restrictions in this Section 9.5 shall stay in effect until the later of (a) such time as the confidential and proprietary information has properly become known to the general public through no wrong-doing or breach by the Seller, or (b) five (5) years from the Closing Date.  Notwithstanding, all information constituting a trade secret shall be held in secret for as long as such time is reasonably necessary to protect the Buyer's legitimate business interests.

Notwithstanding anything to the contrary herein, under the Defend Trade Secrets Act of 2016, Seller shall not be restricted from (i) disclosing information that is required to be disclosed by Law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by Law, Seller shall provide the Buyer with prompt notice of such requirement so that the Buyer may seek an appropriate protective order prior to any such required disclosure; (ii) reporting possible violations of federal, state, or local Law or regulation to any governmental agency or entity; (iii) disclosing a trade secret in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of Law; or (iv) disclosing a trade secret in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

9.6       Remedies. In the event the Seller or the Owner breach or threaten to commit a breach of any provision of this Article IX, the Buyer shall have the following rights and remedies each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights and remedies available to the Buyer under law or in equity.

(a)       The right and remedy to have the provisions of this Article IX specifically enforced by injunctive relief in any court of competent jurisdiction, it being agreed that any breach or threatened breach of this Article IX would cause irreparable injury to the Buyer and that money damages would not provide an adequate remedy to the Buyer.

Exhibit 10.1 -- Page 26

(b)       The right and remedy to require the Seller and the Owner to account for and pay over to the Buyer all profits, monies, accruals, increments or other benefits, if any, derived or received by the Seller or the Owner as the result of any transactions constituting a breach of this Article IX.

(c)       The right and remedy to recover money damages insofar as they can be determined.

9.7       Amendment. The parties acknowledge and agree that the provisions of this Article IX are reasonable and valid in duration and scope and in all other respects.  The Seller and the Owner recognize that the Buyer will operate the Business nationally and that the provisions of this Article IX are necessary in order to protect the legitimate business interests of the Buyer, and that complying with this Article will not impose any unreasonable burden (economic or otherwise) on Owner or the Seller.  If any court of competent jurisdiction determines that any of the provisions of this Agreement, or any part thereof, is invalid or unenforceable, or that the foregoing restrictions are too broad or otherwise too restrictive under applicable law, such court shall have the power to revise the foregoing restrictions and reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

ARTICLE X
SURVIVAL OF REPRESENTATIONS, WARRANTIES, AGREEMENTS,
AND OBLIGATIONS; INDEMNIFICATION

10.1       Survival and Limitations. The representations, warranties, and obligations set forth in this Agreement and the related right to assert claims for breaches thereof between the Parties shall survive the Closing for a period of three years after the Closing Date.  The covenants in this agreement shall survive until performed.  Each representation, warranty, covenant, and indemnification obligation contained in this Agreement is independent of all other representations, warranties, covenants, and indemnification obligations contained herein (whether or not covering identical or related subject matter) and must be independently and separately complied with and satisfied.

10.2       Indemnification by Seller and Owner. Seller will indemnify and hold harmless the Buyer, its shareholders, officers, directors, employees, agents and their respective affiliates, successors and assigns ("Buyer Indemnified Party") and its Representatives, Affiliates, successors, and permitted assigns and will reimburse such Persons, for any Losses arising from or in connection with; provided, however, Seller and Owner, jointly and severally will indemnify and hold harmless Buyer Indemnified Party and its Representatives, Affiliates, successors, and permitted assigns and will reimburse such Persons, for any Losses arising from or in connection with a breach of Section 6.19 or 9.2:

Exhibit 10.1 -- Page 27

(a)       the ownership, performance or lack of performance, or breach of the Purchased Contracts on or prior to the Closing Date;

(b)       the conduct of the Business on or prior to the Closing Date;

(c)       any inaccuracy in or breach of any representation or warranty of Seller or Owner contained in this Agreement or the applicable Schedules;

(d)       the breach of any covenant of Seller or Owner, or the failure of Seller or Owner to perform any obligation of Seller or Owner contained in this Agreement;

(e)       any claims against, or liabilities or obligations of the Seller arising out of or against the Excluded Assets;

(f)       Retained Liabilities;

(g)Any claims against, or liabilities or obligations of the Seller or Owner arising out of the business and/or operation of Seller or related to the Purchased Contracts conducted, existing or arising on or prior to the Closing Date; and/or

(h)       Any claims against, or liabilities or obligations of the Seller or Owner arising out of any matter disclosed on Schedule 6.10.

10.3        Indemnification by Buyer. Buyer will indemnify and hold harmless the Seller, its shareholders, officers, directors, employees, agents and their respective affiliates, successors and assigns ("Seller Indemnified Party") and its Representatives, Affiliates, successors, and permitted assigns and will reimburse such Persons, for any Losses arising from or in connection with:

(a)       any inaccuracy in or breach of any representation or warranty of Buyer contained in this Agreement or the applicable Schedules;

(c)       the conduct of Buyer's business after the Closing Date;

(d)       the breach of any covenant of Buyer, or the failure of Buyer to perform any obligation of Buyer contained in this Agreement;

(d)       Assumed Liabilities;

(e)       Any claims against, or liabilities or obligations of the Buyer arising out of the business and/or operation of Buyer or related to the Purchased Contracts conducted or arising after the Closing Date.

Exhibit 10.1 -- Page 28

10.4       Indemnification Process. Any Indemnified Party seeking indemnification under this Article X shall give each party from whom indemnification is being sought (each, an "Indemnifying Party") notice of any matter which such Indemnified Party has determined has given rise to or could give rise to a right of indemnification under this Agreement.  The obligations and liabilities of an Indemnifying Party under this Article X with respect to Losses arising from claims of any third party ("Third Party Claims"), which are subject to the indemnification provided for in this Article X shall be governed by and contingent upon the following additional terms and conditions:

(a)       Third Party Claims. If any Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within thirty (30) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent the Indemnifying Party is materially prejudiced by such failure.

(i)       If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party; provided, further however, that if it would be detrimental to the defense of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party.

(ii)       In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the  Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnifying Party declines to take such defense and the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party.

Exhibit 10.1 -- Page 29

(iii)       If the Indemnifying Party shall have failed to assume the defense of any claim in accordance with the provisions of this Article, then the Indemnified Party shall have the absolute right to control the defense of such claim and, if and when it is finally determined that the Indemnified Party is entitled to indemnification from the Indemnifying Party hereunder, the fees and expenses of the Indemnified Party's counsel shall be borne by the Indemnifying Party and paid by the Indemnifying Party to the Indemnified Party within five (5) business days of written demand therefor, but the Indemnifying Party shall be entitled, at its own expense, to participate in (but not control) such defense.

(iv)       So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 10.4, (i) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably provided that the Indemnified Party is completely released from all claims) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party and (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

(v)       After compliance with the notice provisions above and a final determination that Buyer is entitled to Indemnification by Seller via arbitration in the manner set forth in paragraph (b) below, Buyer may satisfy their claim by setting off any Losses pursuant to Third Party Claims against the Note.

(b)        Direct Claims.  The parties shall first attempt in good faith to resolve any Direct Claim by negotiation and consultation between themselves by Buyer giving the Seller reasonably prompt written notice thereof ("Dispute Notice"), but in any event not later than thirty (30) days after the Buyer becomes aware of such Direct Claim. Seller shall have 10 days after receipt of the Dispute Notice to dispute in writing or accept liability (the amount of such disputed Direct Claim, the "Disputed Amount").  If Seller does not dispute the Direct Claim, Buyer may satisfy the amount of their claim by setting off such Losses against the Note. If Seller disputes the Direct Claim, Buyer shall make payments under the Note only until the remaining principal balance of the Note is equal to the Disputed Amount. The failure to give such prompt written notice shall not, however, relieve the Seller of its indemnification obligations, except and only to the extent that the Seller forfeits rights or defenses by reason of such failure. Such notice by the Buyer shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Buyer. If the parties cannot resolve any Dispute during the time period ending 20 business days after the date of receipt of the Dispute Notice (the last day of such time period, the "Escalation to Arbitration Date"), either party may commence binding arbitration in accordance with the following.  Any Direct Claim shall be finally determined, at the request of either party, by arbitration conducted in Dallas, Texas, in accordance with existing rules for commercial arbitration of the American Arbitration Association, and judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof.  The arbitrator shall award the prevailing party, in addition to the costs of the proceeding, that party's reasonable attorneys' fees. The parties hereto shall be bound by this provision and the results of any such arbitration.  The Buyer may satisfy any arbitration award pursuant to this Section by setting off such amount against the Note.

Exhibit 10.1 -- Page 30

ARTICLE XI
TERMINATION

11.1       Termination. This Agreement may be terminated at any time prior to the Closing:

(a)       by the mutual written consent of Seller and Buyer;

(b)       by Buyer by written notice to Seller if:

(i)       (A) Buyer is not then in material breach of any provision of this Agreement and (B) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 5.2 and such breach, inaccuracy or failure has not been cured by Seller, as applicable, within three (3) Business Days of Seller' receipt of written notice of such breach from Buyer; or

(ii)       any of the conditions set forth in Section 5.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 31, 2018, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

(c)       by Seller by written notice to Buyer if (i) Seller is not then in material breach of any provision of this Agreement and if (ii) the Conditions Precedent Date does not occur before the later of (A) March 31, 2018, or (B) thirty (30) days after the Financing Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)       by Buyer or Seller in the event that (i) there shall be any Law that makes the consummation of the transactions contemplated by this Agreement and the other Transaction Documents illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued an order restraining or enjoining the transactions contemplated by this Agreement and the other Transaction Documents, and such order shall have become final and non-appealable.

11.2       Effect of Termination. In the event of the termination of this Agreement in accordance with this Article XI, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except:

(a)       as set forth in Section 9.5 and Article X hereof; and

(b)       that nothing herein shall relieve any Party hereto from liability for any willful breach of any provision hereof.

Exhibit 10.1 -- Page 31

ARTICLE XII
MISCELLANEOUS

12.1       Notice. Any notice required or permitted to be given under this Agreement shall be in writing and delivered in person or by courier service requiring acknowledgment of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

Seller and Seller's Owner:	Gamwell Technologies Inc.
300 E Main Dr. Ste 1000
El Paso, TX 79901
ATTN: Timothy Gamwell
E-mail: adam@gamwelltech.com

With a copy to:	Troy C Brown, Atty. at Law
300 E Main Drive
10th Floor, Suite 1000
El Paso, TX 79901-1372
Email: troy@tcblegal.com

Buyer:	nDivision, Inc.
ATTN: Alan Hixon
4925 Greenville Ave #200,
Dallas, TX 75206
Email: ahixon@ndivision.com

With a copy to:	Ferguson Braswell Fraser Kubasta PC
2500 Dallas Parkway, Suite 600
Plano, Texas 75093
Attention: L. Kyle Ferguson
Facsimile No.: (972) 378-9115
Email: kferguson@dallasbusinesslaw.com

Notice given by personal delivery or courier service shall be effective upon actual receipt.  Notice given by mail shall be effective three (3) days after deposit with the United States Postal Service unless actually received earlier in which case as of the date of actual receipt.  Notice given by fax or email shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's business day after actual receipt if received before the recipient's normal business hours.  All notices by fax or email shall be confirmed promptly after transmission in writing by mail or personal delivery.  Any party may change any address to which notice is to be given by giving notice as provided herein of such change of address.

Exhibit 10.1 -- Page 32

12.2       Further Cooperation. Seller, Owner and Buyer shall, at any time and from time to time after the Closing, upon request and without further consideration, execute and deliver such instruments of transfer or other documents and take such further action as may be reasonably required in order to fully consummate the Transaction in accordance with this Agreement or to carry out and perform any undertaking hereunder.

12.3       Amendment. This Agreement may be amended, modified, or supplemented only by an instrument in writing executed by the party against whom enforcement of the amendment, modification, or supplement is sought.

12.4       Exhibits and Schedules. The Exhibits and Schedules (and any appendices thereto) referred to in this Agreement and attached hereto are and shall be incorporated herein and made a part hereof.

12.5       Entire Agreement. This Agreement and the other documents and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral.  No waiver by either party with respect to any breach or default or of any right or remedy, and no course of dealing, shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be expressed in writing signed by the party to be bound.  Failure of either party to exercise any right shall not be deemed a waiver of such right in the future.

12.6       Controlling Law; Venue. This Agreement, and all actions, causes of action, or claims of any kind (whether at law, in equity, in contract, in tort, or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any action, cause of action, or claim of any kind based upon, arising out of, or related to any representation or warranty made in, in connection with, or as an inducement to this Agreement) shall be governed by and construed in accordance with the Law of the State of Texas, including without limitation Texas laws relating to applicable statutes of limitation and burdens of proof and available remedies.  THE PARTIES VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN TEXAS, OVER ANY DISPUTE BETWEEN OR AMONG THE PARTIES RELATED TO OR ARISING OUT OF THIS AGREEMENT, AND EACH PARTY IRREVOCABLY AGREES THAT ALL SUCH CLAIMS IN RESPECT OF SUCH DISPUTE SHALL BE HEARD AND DETERMINED EXCLUSIVELY IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY CONSENT TO THE JURISDICTION OF SUCH COURTS AND HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH DISPUTE RELATED TO OR ARISING OUT OF THIS AGREEMENT BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Exhibit 10.1 -- Page 33

12.7       Severability. It is expressly understood and agreed that, to the extent permitted by applicable law, the provisions hereof are each severable from the rest of this Agreement and shall be fully effective, operative, and enforceable even though the remainder of any part of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction.

12.8       Expenses. Except as otherwise specifically provided herein this Agreement, each party shall bear and pay all costs and expenses (including legal and accounting fees and expenses) incurred by it in connection with this Agreement and the Transaction contemplated hereby.

12.9       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.10       Number. Whenever used in this Agreement, the singular number will include the plural, and the plural will include the singular.

12.11       Construction. This Agreement has been drafted by all of the parties hereto and should not be construed against any of the parties hereto.

12.12       Assignment. This Agreement shall be binding and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of his or its rights or obligations hereunder without the prior written consent of the other party; provided however, that the Buyer may assign any or all of its rights, obligations, and interests hereunder to one or more entities owned directly or indirectly, in whole or under the control of Buyer.

12.13       No Third Party Beneficiaries. There is no third-party beneficiary hereof and nothing in this Agreement (whether express or implied) will or is intended to confer any right or remedy under or by reason of this Agreement on any Person (including any Seller employee), except each party and their respective permitted successors and assigns and the Indemnified Parties under Section 10.2.

12.14       Waiver of Jury Trial. WITH RESPECT TO ANY JUDICIAL PROCEEDING IN WHICH ANY CLAIM OR COUNTERCLAIM (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT, OR OTHERWISE) ASSERTED BASED UPON, ARISING FROM, OR RELATED TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, OR THE COURSE OF DEALING OR RELATIONSHIP BETWEEN THE PARTIES TO THIS AGREEMENT, INCLUDING THE NEGOTIATION, EXECUTION, AND PERFORMANCE OF SUCH AGREEMENT, NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, OR REPRESENTATIVE OF ANY PARTY SHALL REQUEST A JURY TRIAL IN ANY SUCH PROCEEDING NOR SEEK TO CONSOLIDATE ANY SUCH PROCEEDING WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  IN ANY SUCH JUDICIAL PROCEEDING, THE PREVAILING PARTY SHALL BE ENTITLED TO ITS REASONABLE ATTORNEY'S FEES, COSTS AND EXPENSES.

[SIGNATURE BLOCKS ON SEPARATE PAGE]

Exhibit 10.1 -- Page 34

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto on Effective Date.

BUYER:

NDIVISION, INC.

By:	/s/ Alan Hixon
Alan Hixon, Chief Executive Officer

SELLER:

GAMWELL TECHNOLOGIES INC.

By:	/s/ Timothy Gamwell
Timothy Gamwell, President

OWNER:

/s/ TIMOTHY GAMWELL
TIMOTHY GAMWELL

/s/ CECILIA GAMWELL
CECILIA GAMWELL

Exhibit 10.1 -- Page 35